Exhibit 99.2

Socket Mobile, Inc.

Condensed Summary Statements of Operations

(Amounts in thousands except per share amounts)

	Year ended Dec 31,					Three Months ended Dec 31,
		(Unaudited) 2017			2016*		(Unaudited) 2017			2016*
Revenue		$21,286			$20,788		$4,383			$5,430
Cost of revenue		9,896			10,354		2,062			2,711
Gross profit		11,390			10,434		2,321			2,719
Gross profit percent		53.5%			50.2%		53.0%			50.1%
Research and development		3,473			2,889		944			787
Sales and marketing		2,953			2,775		715			711
General and administrative		2,546			2,207		596			555
Total operating expenses		8,972			7,871		2,255			2,053
Interest income (expense), net		(80)			(131)		2			(29)
Net income before income taxes		2,338			2,432		68			637
Income taxes - current		(51)			(82)		3			(21)
Deferred taxes		(1,071)			9,797		(145)			9,797
Deferred taxes revaluation		(2,647)			—		(2,647)			—
Net income (loss)		$(1,431)			$12,147		$(2,721)			$10,413
Net income (loss) per share: Basic Fully diluted	$ $	(0.23 (0.23	) )	$ $	2.10 1.80	$ $	(0.39 (0.39	) )	$ $	1.78 1.40
Weighted average shares outstanding: Basic Fully diluted		6,293 6,293			5,793 6,820		7,008 7,008			5,863 7,437

 *Derived from audited financial statements.

Reconciliation of GAAP Net Income to Income Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

	Year ended Dec 31,		Three months ended Dec 31,
	2017	2016	2017	2016
Net income (loss) GAAP	$(1,431)	$12,147	$(2,721)	$10,413
Interest expense (income), net	80	131	(2)	29
Income tax expense (benefit)	3,769	(9,715)	2,789	(9,776)
Depreciation	314	279	78	70
Stock compensation expense	427	343	112	99
Net income EBITDA	$3,159	$3,185	$256	$835

1

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	December 31,
	(Unaudited) 2017	2016*
Cash	$3,380	$1,319
Accounts receivable	2,687	2,867
Inventories	2,198	1,537
Deferred costs on shipments to distributors	204	948
Other current assets	386	260
Deferred tax assets	5,637	9,589
Property and equipment, net	663	564
Goodwill	4,427	4,427
Other assets	272	76
Total Assets	$19,854	$21,587
Accounts payable and accrued liabilities	$1,743	$2,214
Convertible notes payable	—	753
Deferred revenue on shipments to distributors	493	2,010
Deferred service revenue	61	73
Other liabilities	327	367
Total liabilities	$2,624	$5,417
Common stock	64,784	62,896
Accumulated deficit	(47,554)	(46,726)
Total stockholder equity	$17,230	$16,170
Total Liabilities and Equity	$19,854	$21,587

*Derived from audited financial statements.

# # #

2